Exhibit 99.1

CONTACT:	Brian J. Begley
Vice President — Investor Relations
Atlas Energy Resources, LLC
215/546-5005
215/553-8455 (fax)

ATLAS ENERGY RESOURCES, LLC ANNOUNCES FOLLOW-ON DEBT OFFERING
Pittsburgh, PA — May 6, 2008 — Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”) announced today a $150 million follow-on offering of its 10.75% senior unsecured notes due 2018 (the “notes”). The notes priced at 104.75% of par to yield approximately 9.85% to the par call on February 1, 2016. On January 23, 2008, Atlas Energy completed a private placement for $250 million of senior unsecured notes due 2018 to qualified institutional buyers under Rule 144A. The notes from the follow-on offering announced today and the notes issued on January 23, 2008 shall be treated as a single class of debt securities.
Atlas Energy intends to use the net proceeds of the offering to repay a portion of its outstanding balance under its revolving credit facility. The increased borrowing capacity will be used to fund additional acreage acquisitions and accelerated development of the Marcellus Shale as well as further development of its other drilling programs and lease acquisition activities.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes are not registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. Atlas Energy plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act.
Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. Atlas Energy sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact Investor Relations at bbegley@atlasamerica.com.
Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC, and a 64% interest in Atlas Pipeline Holdings, L.P., a limited partnership which owns the general partner interest in Atlas Pipeline Partners, L.P., and all the incentive distribution rights and 5.5 million common units of APL. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Energy Resources, LLC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Energy’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.